EXHIBIT 99.1

Contacts:

Aphton Investor Relations

(215) 218-4371

ir@aphton.com

Aphton Announces Receipt of Delist Determination from NASDAQ Panel;

Aphton Requests Reconsideration

PHILADELPHIA, PA – January 30, 2006 – Aphton Corporation (NASDAQ: APHT) announced today that on January 27, 2006, the Company received notice from The Nasdaq Stock Market informing the Company that the NASDAQ Listing Qualifications Panel had determined to delist the Company’s securities from The Nasdaq Stock Market, effective with the open of business on January 31, 2006, based upon the Company’s failure to comply with NASDAQ Marketplace Rule 4310(c)(ii)(B), which requires the Company to maintain a market value of listed securities of at least $35,000,000 or, in the alternative, shareholders’ equity of at least $2,500,000 and the Company’s failure to evidence a minimum bid price of $1.00 per share, as required by NASDAQ Marketplace Rule 4310(c)(4). The notice from NASDAQ follows the Company’s announcement on November 29, 2005 that the Company would request a hearing before the NASDAQ Listing Qualifications Panel to review the NASDAQ Listing Qualifications Staff Determination to delist the Company’s securities and to seek continued listing on The Nasdaq Capital Market. The hearing was held on December 22, 2005.

Today, the Company filed a formal request with the NASDAQ Listing Qualifications Panel for reconsideration of the determination to delist the Company’s securities. The request is based upon certain mistakes of material fact contained in the Panel decision and was filed in accordance with NASDAQ Marketplace Rule 4808(a). The request for reconsideration will not stay the delisting action referenced in the Panel’s January 27, 2006 letter. As such, the Company’s securities will be delisted from The Nasdaq Stock Market effective with the open of business on Tuesday, January 31, 2006. The Panel has indicated that it will rule on the request for reconsideration on or before February 14, 2006. There can be no assurance that the Panel will grant the Company’s request for re-listing on The Nasdaq Stock Market.

The Company expects its shares to immediately begin trading in the “pink sheets” under the ticker symbol APHT effective with the open of business on January 31, 2006. The Company’s common stock may, in the future, also be quoted on the Over-the-Counter Bulletin Board (“OTCBB”) maintained by the NASD, provided that a market maker in the common stock files the appropriate application with, and such application is cleared by, the NASD. The Company anticipates disclosing further trading venue information for its common stock once such information becomes available.

About Aphton

Aphton Corporation, headquartered in Philadelphia, Pennsylvania, is a clinical stage biopharmaceutical company focused on developing targeted immunotherapies for cancer. Aphton’s products seek to empower the body’s own immune system to fight disease. Through the acquisition of Igeneon AG in March 2005, Aphton acquired late-stage products, IGN101, a cancer vaccine designed to induce an immune response against EpCAM-positive tumor cells, and IGN311, a fully humanized antibody against the Lewis Y antigen. Aphton has strategic alliances with Xoma for treating gastrointestinal and other gastrin-sensitive cancers using anti-gastrin monoclonal and other antibodies; Daiichi Pure Chemicals for the development, manufacturing and commercialization of gastrin-related diagnostic kits; and Celltrion, Inc. for the development, manufacturing and commercialization of IGN311. Aphton’s most advanced product, Insegia™, targets the hormone gastrin 17 in an attempt to treat gastrointestinal cancers. Aphton is currently seeking partners that will support the further development of Insegia. For more information about Aphton or its programs please visit Aphton’s website at www.aphton.com .

About Pink Sheets LLC

Pink Sheets provides broker-dealers, issuers and investors with electronic and print products and information services designed to improve the transparency of the over-the-counter (OTC) markets. The products are designed to increase the efficiency of OTC markets, leading to greater liquidity and investor interest in OTC securities. Pink Sheets centralized information network is a source of competitive market maker quotations, historical prices and corporate information about OTC issues and issuers. Pink Sheets is neither an SEC-Registered Stock Exchange nor a NASD Broker/Dealer. Investors must contact a NASD Broker/Dealer to trade in a security quoted on the Pink Sheets. Pink Sheets LLC is a privately owned company headquartered in New York City.

More information is available at http://www.pinksheets.com

About OTC Bulletin Board

The OTC Bulletin Board (OTCBB) is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in OTC equity securities. An OTC equity security generally is any equity that is not listed or traded on NASDAQ or a national securities exchange. OTCBB securities include national, regional, and foreign equity issues, warrants, units, ADRs, and Direct Participation Programs (DPPs). More information is available at http://www.otcbb.com.”

Safe Harbor

This press release includes forward-looking statements, including statements about: (1)

Aphton’s intention to regain and sustain compliance with Nasdaq’s Marketplace Rules; (2) Aphton’s belief in gastrin as a viable target in treating cancer; (3) Aphton’s expectation regarding the purpose and effectiveness of fully-humanized monoclonal antibodies, IGN101 and IGN311, and its cancer immunotherapy, Insegia; and (4) Aphton’s desire to find partners that will support the development of Insegia. These forward-looking statements may be affected by the risks and uncertainties inherent in the drug development process and in Aphton’s and Igeneon’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in Aphton’s Securities and Exchange Commission filings, including Aphton’s report on Form 10-K filed with the Commission on March 16, 2005. Aphton wishes to caution readers that certain important factors may have affected, and could in the future affect, Aphton’s beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of Aphton. These risk factors include, but are not limited to: (1) The Panel’s willingness to stay the delisting of Aphton’s stock pending its review of Aphton’s request for reconsideration; (2) Aphton’s ability to regain and sustain compliance with Nasdaq’s Marketplace Rules; (3) Aphton’s ability to find a corporate partner who is capable of financially supporting the further development of Insegia; (4) Aphton’s ability to fund the further development of its research and development program; (5) scientific developments regarding immunotherapy; and (6) the actual design, results and timing of preclinical and clinical studies for both companies’ products and product candidates.

SOURCE: APHTON CORPORATION